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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                                NCRIC GROUP, INC.

     FIRST: The name of the corporation is NCRIC Group, Inc. (hereinafter referred to as the "Corporation").

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is the Corporation Service Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

     FOURTH:

     A. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is thirteen million (13,000,000) consisting of:

          1. Twelve million (12,000,000) shares of common stock, par value one cent ($0.01) per share (the "Common Stock"); and

          2. One million (1,000,000) shares of preferred stock, par value one cent ($0.01) per share (the "Preferred Stock").

     B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

     C. 1. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock (the "Limit"), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Common Stock

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beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all Common Stock owned by such person would be entitled to cast subject to this Section C of this Article FOURTH, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such person owning shares in excess of the Limit.

          2. The following definitions shall apply to this Section C of this Article FOURTH:

               (a) "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of this Certificate of Incorporation.

               (b) "Beneficial ownership" shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or statutory provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of this Certificate of Incorporation; provided, however, that a person shall, in any event, also be deemed the "beneficial owner" of any Common Stock:

                    (1) which such person or any of its Affiliates beneficially owns, directly or indirectly; or

                    (2) which such person or any of its Affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of an agreement, contract, or other arrangement with this Corporation to effect any transaction which is described in any one or more clauses of Section A of Article EIGHTH) or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate is otherwise deemed the beneficial owner); or

                    (3) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the

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                         purpose of acquiring, holding, voting or disposing of
                         any shares of capital stock of this Corporation;

                    and provided further, however, that (1) no Director or Officer of this Corporation (or any Affiliate of any such Director or Officer) shall, solely by reason of any or all of such Directors or Officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Common Stock beneficially owned by another such Director or Officer (or any Affiliate thereof), and (2) neither any employee stock ownership plan or similar plan of this Corporation or any subsidiary of this Corporation, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any Common Stock held under any such plan. For purposes of computing the percentage of beneficial ownership of Common Stock of a person, the outstanding Common Stock shall include shares deemed owned by such person through application of this subsection but shall not include any other Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

               (c) A "person" shall mean any individual, firm, corporation, or other entity.

          3. The Board of Directors shall have the power to construe and apply the provisions of this Section C of Article FOURTH and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of Common Stock beneficially owned by any person, (ii) whether a person is an Affiliate of another, (iii) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (iv) the application of any other definition or operative provision of this section to the given facts, or (v) any other matter relating to the applicability or effect of this Section C of Article FOURTH.

          4. The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit (or holds of record Common Stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to (i) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the Limit, and (ii) any other factual matter relating to the applicability or effect of this Section C of Article FOURTH as may reasonably be requested of such person.

          5. Except as otherwise provided by law or expressly provided in this Section C of Article FOURTH, the presence, in person or by proxy, of holders of a majority of the shares of capital stock of the Corporation entitled to vote at the meeting (after giving effect, if required,

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to the provisions of this Section C of Article FOURTH ) shall constitute a quorum at all meetings of the stockholders (unless or except to the extent that the presence of a larger number may be required by law), and every reference in this Certificate of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock (after giving effect, if required, to the provisions of this Section C of Article FOURTH).

          6. Any constructions, applications, or determinations made by the Board of Directors pursuant to this Section C of Article FOURTH in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

          7. In the event any provision (or portion thereof) of this Section C of Article FOURTH shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section C of Article FOURTH shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that such remaining provision (or portion thereof) of this section remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.


     D. The Corporation is the parent holding company of NCRIC, Inc. and the successor in interest to NCRIC, A Mutual Holding Company (the "MHC"), and as required pursuant to the agreement of merger between the Corporation and its predecessor and the Plan of Conversion to which the Corporation is a party, the Corporation shall establish and maintain a liquidation account for the benefit of the eligible members of the MHC (members of the MHC as of January 28, 2003 -"Eligible Members"). The Liquidation Account shall equal $28.9 million. The Liquidation Account shall be maintained for a period of five years following completion of the conversion of the MHC (until July __, 2008). Each Eligible Member shall hold a related inchoate interest in the Liquidation Account balance, proportionate to the annualized premiums related to his/her policy with NCRIC, Inc. as of January 28, 2003 in relation to all annualized premiums of Eligible Members. At any time that an Eligible Member ceases to be a policyholder of NCRIC, Inc., his/her interest in the Liquidation Account shall terminate and the Liquidation Account shall be proportionately reduced. Except for the foregoing, no change in an Eligible Member's policy with NCRIC, Inc. subsequent to January 28, 2003 shall in any manner effect the Liquidation Account or the Eligible Member's interest in the Liquidation Account. An Eligible Member's inchoate interest in the liquidation account shall not entitle such Eligible Member to any voting rights at meetings of the Corporation's stockholders.


     The Liquidation Account will be maintained for the benefit of Eligible Members who continue to be policyholders of NCRIC, Inc. In the unlikely event of a complete liquidation of the Corporation (and only in such event), following all liquidation payments to creditors (including, if applicable, any claims by a receivor for NCRIC, Inc. under Chapter 7 of the Insurance and Securities Laws of the District of Columbia), each Eligible Member shall be entitled to receive a proportionate liquidating distribution from the Liquidation Account, before

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any liquidation distribution may be made to any holders of the capital stock of the Corporation. No merger, consolidation, purchase of bulk assets, or similar transactions, whether or not NCRIC Group is the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the resulting entity.

     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

               A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

               B. The Directors of the Corporation need not be elected by written ballot unless the Bylaws so provide. Stockholders shall not be permitted to cumulate their votes for the election of Directors.

               C. Subject to the rights of any class or series of Preferred Stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

               D. Special meetings of stockholders of the Corporation may be called (i) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) (the "Whole Board") or (ii) as otherwise provided in the Bylaws.

     SIXTH:

     A. The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The Directors shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter. At each annual meeting of stockholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

     B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office

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of the class to which they have been chosen expires. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

     C. Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

     D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH of this Certificate of Incorporation ("Article FOURTH")), voting together as a single class.

     SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of the majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

     EIGHTH:

     A. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in this section:

          1. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

          2. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, or any Affiliate of any Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 25% or more of the combined assets of the Corporation and its Subsidiaries; or

          3. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an

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     aggregate Fair Market Value (as hereinafter defined) equaling or exceeding
     25% of the combined Fair Market Value of the then-outstanding common stock of the Corporation and its Subsidiaries, except pursuant to an employee benefit plan of the Corporation or any Subsidiary thereof; or

          4. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of an Interested Stockholder; or

          5. any reclassification or combination of securities, or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportional share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by an Interested Stockholder or any Affiliate of an Interested Stockholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote in the election of Directors (the "Voting Stock") (after giving effect to the provision of Article FOURTH), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of this Certificate of Incorporation or any Preferred Stock Designation or in any agreement with any national securities exchange or otherwise.

     The term "Business Combination" as used in this Article EIGHTH shall mean any transaction which is referred to in any one or more of paragraphs 1 through 5 of Section A of this Article EIGHTH.

     B. The provisions of Section A of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote (after giving effect, if required, to the provisions of Section C of Article FOURTH), or such vote as is required by law or by this Certificate of Incorporation, if, in the case of any Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation solely in their capacity as stockholders of the Corporation, the condition specified in the following paragraph 1 is met or, in the case of any other Business Combination, all of the conditions specified in either of the following paragraphs 1 or 2 are met:

          1. The Business Combination shall have been approved by two-thirds of the Disinterested Directors (as hereinafter defined).

          2. All of the following conditions shall have been met:

               (a) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by the holders of Common Stock in

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                    such Business Combination shall at least be equal to the
                    higher of the following:

                    (1) (if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Stockholder or any of its Affiliates for any shares of Common Stock acquired by it (i) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"), or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher.

                    (2) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article EIGHTH as the "Determination Date"), whichever is higher.

               (b) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class of outstanding Voting Stock other than Common Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (b) shall be required to be met with respect to every such class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                    (1) (if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (i) within the two-year period immediately prior to the Announcement Date, or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher;

                    (2) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

                    (3) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

               (c) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has paid for shares of such

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                    class of Voting Stock. If the Interested Stockholder has
                    previously paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder. The price determined in accordance with subparagraph B.2 of this Article EIGHTH shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

               (d) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business
                    Combination: (1) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or liquidation; (2) there shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Disinterested Directors; and (3) neither such Interested Stockholder or any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

               (e) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

               (f) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

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     C.   For the purposes of this Article EIGHTH:

          1. A "Person" shall include an individual, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities.

          2. "Interested Stockholder" shall mean any person (other than the Corporation or any holding company or Subsidiary thereof) who or which:

               (a) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

               (b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding Voting Stock; or

               (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          3. For purposes of this Article EIGHTH, "beneficial ownership" shall be determined in the manner provided in Section C of Article FOURTH hereof.

          4. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of this Certificate of Incorporation.

          5. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph 2 of this section, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          6. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any Director who is thereafter chosen to fill any vacancy of the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then on the Board of Directors.

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          7. "Fair Market Value" means: (a) in the case of stock, the highest closing sales price of the stock during the 30-day period immediately preceding the date in question of a share of such stock on the National Association of Securities Dealers Automated Quotation System or any system then in use, or, if such stock is admitted to trading on a principal United States securities exchange registered under the Securities Exchange Act of 1934, Fair Market Value shall be the highest sales price reported during the 30-day period preceding the date in question, or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by the Board of Directors in good faith, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock, and (b) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by the Board of Directors in good faith.

          8. Reference to "Highest Per Share Price" shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

          9. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in subparagraphs (a) and (b) of paragraph 2 of Section B of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

     D. A majority of the Directors of the Corporation shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry: (a) whether a person is an Interested Stockholder; (b) the number of shares of Voting Stock beneficially owned by any person; (c) whether a person is an Affiliate or Associate of another; and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value equaling or exceeding 25% of the combined Fair Market Value of the common stock of the Corporation and its Subsidiaries. A majority of the Directors shall have the further power to interpret all of the terms and provisions of this Article EIGHTH.

     E. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     F. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the

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Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article EIGHTH.

     NINTH: The Board of Directors of the Corporation, when evaluating any offer of another Person (as defined in Article EIGHTH hereof) to (A) make a tender or exchange offer for any equity security of the Corporation, (B) merge or consolidate the Corporation with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on: the Corporation's present and future customers and employees and those of its Subsidiaries (as defined in Article EIGHTH hereof); the communities in which the Corporation and its Subsidiaries operate or are located; the ability of the Corporation to fulfill its corporate objectives as a insurance holding company; and the ability of its Subsidiaries to fulfill their corporate objectives under applicable statutes and regulations.

     TENTH:

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director of Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial

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

decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee

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

or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

     ELEVENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

     TWELFTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to amend or repeal this Article TWELFTH, Section C of Article FOURTH, Sections C or D of Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH or Article TENTH.

     THIRTEENTH: The name and mailing address of the sole incorporator are as follows:

Name                     Mailing Address
----                     ---------------

John J. Gorman           5335 Wisconsin Avenue, N.W.
                         Suite 400
                         Washington, D.C. 20015

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